Exhibit 99.2

Unaudited Pro Forma Combined Consolidated Financial Information

On January 16, 2015, NCI Group, Inc., a Nevada corporation (“NCI Group”) and a wholly owned subsidiary of NCI Building Systems, Inc. (“NCI” or the “Company”), and Steelbuilding.com, LLC, a Delaware corporation and direct wholly owned subsidiary of NCI Group, completed the acquisition of CENTRIA (the “Acquisition”), a Pennsylvania general partnership (“CENTRIA”), pursuant to the terms of the Interest Purchase Agreement dated November 7, 2014 (“Interest Purchase Agreement”) with SMST Management Corp., a Pennsylvania corporation, Riverfront Capital Fund, a Pennsylvania limited partnership, and CENTRIA. NCI acquired all of the general partnership interests of CENTRIA, in exchange for $257.9 million in cash, including cash acquired of $8.7 million and post-close working capital adjustments of $2.1 million.

The following unaudited pro forma combined consolidated financial statements are based upon the historical consolidated financial statements of the Company and CENTRIA and have been prepared to give effect to (i) the Acquisition and (ii) the issuance of $250 million in aggregate principal amount of 8.25% senior notes due 2023 (the “Notes”) to fund the Acquisition (together with the Acquisition, the “Transactions”).

The unaudited pro forma combined consolidated statements of income for the fiscal year ended November 1, 2015 combine the historical statements of income of the Company and CENTRIA, adjusted to reflect the pro forma effects of the Transactions as if they had occurred on November 3, 2014, the beginning of the Company's fiscal year ended November 1, 2015. The statement of income of CENTRIA reflects the results of operations for the period from November 3, 2014 (the beginning of Company's fiscal year ended November 1, 2015) to January 16, 2015 (the “Acquisition Date”). The results of CENTRIA's operations from January 16, 2015 are included in the Company's consolidated financial statements for the fiscal year ended November 1, 2015. The historical consolidated financial statements referred to above for the Company were included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2015 filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2015.

The unaudited pro forma combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma combined consolidated financial information and the historical consolidated financial information presented herein should be read in conjunction with and are qualified by the historical consolidated financial statements and notes thereto for the Company as described above. The historical financial information of CENTRIA has been adjusted to reflect certain reclassifications to conform with the Company's financial statement presentation.

The unaudited pro forma combined consolidated statements of income include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the Transactions, (b) are factually supportable, and (c) do not have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying combined notes to the unaudited pro forma combined consolidated financial statements.

The unaudited pro forma combined consolidated financial statements do not reflect the costs of any integration activities or the synergies expected from the Acquisition. We cannot assure that we will not incur charges in excess of those included in the pro forma total consideration related to the Transactions or that management will be successful in its efforts to integrate the operations of the companies. The unaudited pro forma combined consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Acquisition had been consummated as of the beginning of the fiscal periods presented nor is it necessarily indicative of our future operating results.

NCI BUILDING SYSTEMS, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FISCAL YEAR ENDED NOVEMBER 1, 2015
(In thousands, except per share data)

	Historical
	NCI	CENTRIA(1)	Pro Forma Adjustments		Pro Forma Combined
	(Audited)	(Unaudited)

Sales	$1,563,693	$44,486	$—		$1,608,179
Cost of sales, excluding fair value adjustment of acquired inventory	1,189,019	38,287	694	(a)	1,228,000
Fair value adjustment of acquired inventory	2,358	—	—		2,358
Gross profit	372,316	6,199	(694)		377,821
Engineering, selling, general and administrative expenses	286,840	6,389	(917)	(a)	292,312
Intangible asset amortization	16,903	—	1,297	(b)	18,200
Strategic development and acquisition related costs	4,201	—	(3,511)	(c)	690
Restructuring and impairment charges	11,306	—	—		11,306
Gain on legal settlements	(3,765)	—	—		(3,765)
Income from operations	56,831	(190)	2,437		59,078
Interest income	72	—			72
Interest expense	(28,460)	(120)	(4,536)	(d)	(33,116)
Foreign exchange loss	(2,152)	—			(2,152)
Other income (expense), net	499	(113)	—		386
Income (loss) before income taxes	26,790	(423)	(2,099)		24,268
Provision (benefit) for income taxes	8,972	—	(984)	(e)	7,988
Net income (loss)	$17,818	$(423)	$(1,115)		$16,280
Net income allocated to participating securities	(172)	—	—		(172)
Net income (loss) applicable to common shares	$17,646	$(423)	$(1,115)		$16,108
Income per common share:
Basic	$0.24				$0.22
Diluted	$0.24				$0.22
Weighted average number of common shares outstanding:
Basic	73,271				73,271
Diluted	73,923				73,923

(1)	The unaudited consolidated statement of income of CENTRIA for the period from November 3, 2014 to January 16, 2015 has been derived from CENTRIA's accounting records.

See accompanying notes to unaudited pro forma combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited pro forma combined consolidated financial statements present the pro forma results of operations of NCI Building Systems, Inc. (“NCI” or the "Company") and CENTRIA, a Pennsylvania general partnership (“CENTRIA”) on a combined basis based on the historical financial information of each company after giving effect to NCI's acquisition of CENTRIA. The unaudited pro forma combined consolidated statement of operations has been prepared assuming the Transactions occurred on November 3, 2014, the beginning of the Company's fiscal year ended November 1, 2015.

In accordance with generally accepted accounting principles in the United States, the Transactions have been accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined consolidated balance sheet has been adjusted to reflect the allocation of the purchase price to identified net assets acquired based primarily on NCI’s review of a fair value assessment and the excess purchase price to goodwill. The purchase price allocation in these unaudited pro forma combined consolidated financial statements is based upon a net purchase price of approximately $249.2 million, including post-close working capital adjustments.

2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma combined consolidated financial statements are as follows:

a)
To adjust depreciation expense based on the fair value and estimated useful lives of CENTRIA’s property, plant and equipment and a reclassification of a portion of depreciation expense from operating expenses to cost of sales.

b)	To record amortization expense related to CENTRIA identified intangible assets which include customer relationships, backlog and trade names over their estimated useful lives.

c)	To remove acquisition-related costs.

d)	To record interest expense on $250.0 million in aggregate principal amount of 8.25% senior notes due 2023 issued to fund the Acquisition.

e)	To reflect the effective statutory tax rate of 39.0% for the fiscal year ended November 1, 2015 on pro forma adjustments and the pre-tax income of CENTRIA.

3. Pro Forma Net Income Per Share

The unaudited pro forma basic and diluted net income per share is based upon the weighted average number of outstanding shares of the Company's common stock for the fiscal year ended November 1, 2015. See Note 9 in the notes to the Company's consolidated financial statements for the fiscal year ended November 1, 2015 filed on Form 10-K for discussion of the calculation of the weighted average number of outstanding shares of common stock.

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